Exhibit 99.3

Unaudited pro forma condensed consolidated financial information

Introduction to unaudited pro forma condensed combined financial statements

On May 3, 2011, Applied Materials, Inc. (“Applied”), Barcelona Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Applied (“Merger Sub”), and Varian Semiconductor Equipment Associates, Inc. (“Varian”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into Varian (the “Merger”), with Varian surviving the Merger as a wholly-owned subsidiary of Applied.

The following unaudited pro forma condensed combined balance sheet is presented as if the effective date of the Merger had occurred on May 1, 2011. The following unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2010 and the six months ended May 1, 2011 are presented as if the effective date of the Merger had occurred on October 26, 2009. The preliminary estimate of purchase consideration is calculated as if the Merger had taken place on May 1, 2011. This information should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•

audited historical consolidated financial statements of Applied as of and for the fiscal year ended October 31, 2010, included in Applied’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010;

•

unaudited historical condensed consolidated financial statements of Applied as of and for the six months ended May 1, 2011, included in Applied’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2011;

•	audited historical consolidated financial statements of Varian as of and for the year ended October 1, 2010, included in Varian’s Annual Report on Form 10-K for the year ended October 1, 2010; and

•

unaudited historical consolidated financial statements of Varian as of and for the six months ended April 1, 2011, included in Varian’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2011.

Because Applied’s second fiscal quarter ended on May 1, 2011 and Varian’s second fiscal quarter ended on April 1, 2011, the unaudited pro forma condensed combined balance sheet combines the historical balances of Applied and Varian as of those dates, with pro forma adjustments. In addition, the unaudited pro forma condensed combined statements of operations combine the historical results of Applied for the fiscal year ended October 31, 2010 and for the six months ended May 1, 2011, with the historical results of Varian for the twelve months ended October 1, 2010 and the six months ended April 1, 2011, respectively, with pro forma adjustments. No adjustments were made to either Applied’s or Varian’s reported information for the different period end dates.

The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Applied believes are reasonable.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger or the costs to integrate the operations of Applied and Varian or the costs necessary to achieve any cost savings, operating synergies and revenue enhancements.

Pursuant to the purchase method of accounting, the estimated purchase price has been preliminarily allocated to assets acquired and liabilities assumed based on their estimated respective fair values. Applied management has determined the preliminary estimated fair value of the intangible and tangible assets acquired and liabilities assumed at the pro forma combined balance sheet date. The excess of the fair value of consideration paid over the estimated fair values of assets acquired and liabilities assumed was recorded as goodwill. These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair values of the purchase price and the fair values of assets acquired and liabilities assumed, therefore, the actual amounts recorded upon completion of the Merger may differ materially from the information presented herein. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Varian existing on the date of completion of the Merger.

There were no intercompany transactions between Applied and Varian as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Applied and Varian and other financial information pertaining to Applied and Varian including Applied’s management’s discussion and analysis of financial condition and results of operations and risk factors.

Unaudited pro forma condensed combined balance sheet

	Historical		Pro forma adjustments		Pro forma combined
	Applied May 1, 2011	Varian April 1, 2011

	(In millions)
Assets:
Cash and cash equivalents	$2,558	$364	$(2,124	)(a,b,c)	$798
Short-term investments	750	58	—		808
Accounts receivable, net	1,916	222	—		2,138
Inventories	1,794	212	72	(d)	2,078
Deferred income taxes, net	545	19	21	(e)	585
Other current assets	381	36			417

Total current assets	7,944	911	(2,031)		6,824
Property, plant, and equipment	898	73	16	(f)	987
Goodwill	1,336	12	2,501	(g)	3,849
Intangible assets, net	236	—	1,450	(h)	1,686
Long-term investments	1,269	134	—		1,403
Deferred income taxes and other assets	274	8	—		282

Total assets	$11,957	$1,138	$1,936		$15,031

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,760	$112			$1,909
Customer advances and deferred revenue	1,279	58	$(27	)(i)	1,310
Short-term debt	1	1	1,200	(b)	1,202
Income taxes payable	211	11	—		185

Total current liabilities	3,251	182	1,173		4,606
Long-term debt	204	1	1,500	(b)	1,705
Accrued expenses and other liabilities	320	90	138	(e)	548

Total liabilities	3,775	273	2,811		6,859
Common stock	13	1	(1	)(j)	13
Additional paid-in capital	5,524	709	(626	)(j)	5,607
Retained earnings	12,308	930	(1,023	)(k)	12,215
Treasury stock	(9,664)	(777)	777	(l)	(9,664)
Accum. other comprehensive income	1	2	(2	)(m)	1

Total liabilities and stockholders’ equity	$11,957	$1,138	$1,936		$15,031

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Unaudited pro forma condensed combined statement of operations

	Historical		Pro forma adjustments		Pro forma combined
	Applied twelve months ended October 31, 2010	Varian twelve months ended October 1, 2010

	(In millions except per share amounts)
Net sales	$9,549	$831	$—		$10,380
Cost of products sold	5,834	424	147	(n,o)	6,405

Gross margin	3,715	407	(147)		3,975
Operating expenses
Research, development, and engineering	1,143	98	—		1,241
Marketing, general, and administrative	942	122	31	(o)	1,095
Restructuring charges and asset impairments	246	—	—		246

Income from operations	1,384	187	(178)		1,393
Impairments of investments	(13)	—			(13)
Interest expense, income and other expense, net	16	3	(96	)(p,q)	(77)

Income before income taxes	1,387	190	(274)		1,303
Provision for income taxes	449	30	(51	)(r)	428

Net income	$938	$160	$(223)		$875

Earnings per share:
Basic	$0.70	$2.15			$0.65
Diluted	$0.70	$2.12			$0.65
Weighted average number of shares
Basic	1,340	74			1,340
Diluted	1,349	75			1,351

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Unaudited pro forma condensed combined statement of operations

	Historical
	Applied six months ended May 1, 2011	Varian six months ended April 1, 2011	Pro forma adjustments(1)		Pro forma combined

	(In millions except per share amounts)
Net sales	$5,549	$613	$—		$6,162
Cost of products sold	3,224	312	65	(n,o)	3,601

Gross margin	2,325	301	(65)		2,561
Operating expenses
Research, development, and engineering	567	57	—		624
General and administrative	440	70	15	(o)	525
Restructuring charges and asset impairments	(33)	—	—		(33)

Income from operations	1,351	174	(80)		1,445
Interest expense, income and other expense, net	15	1	(47	)(p,q)	(31)

Income before income taxes	1,366	175	(127)		1,414
Provision for income taxes	371	21	(22	)(r)	370

Net income	$995	$154	$(105)		$1,044

Earnings per share:
Basic	$0.75	$2.06			$0.79
Diluted	$0.75	$2.03			$0.78
Weighted average number of shares
Basic	1,322	75			1,322
Diluted	1,333	76			1,335

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Basis of presentation

On May 3, 2011, Applied, Merger Sub, and Varian, entered into the Merger Agreement pursuant to which Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into Varian, with Varian surviving the Merger as a wholly-owned subsidiary of Applied.

The unaudited pro forma condensed combined financial statements assume the cash payment of $63.00 for each outstanding share of Varian common stock. For the purposes of these preliminary pro forma financial statements, the total cash payment was estimated at $4.7 billion based on shares outstanding as at April 29, 2011. The actual cash payment will be determined based on the actual number of shares of Varian common stock outstanding upon the completion of the Merger. The estimated cash payment includes (i) the conversion of each share of Varian common stock into the right to receive $63.00 per share, (ii) the cancellation of vested options granted under the Amended and Restated 2006 Stock Incentive Plan of Varian, as well as certain other options identified by Applied prior to the effective date of the Merger, and replacement with the right to receive $63.00 per share in cash, less the applicable option exercise price, and (iii) the cancellation of vested and unvested restricted stock units and replacement with the right to receive $63.00 per share in cash. All cash payments for equity awards will be subject to applicable tax withholdings, if any.

In addition, on the effective date of the Merger, each vested option granted under the Omnibus Stock Plan of Varian that is outstanding and unexercised immediately prior to the effective date, other than certain options identified by Applied, will be converted into a fully vested option to purchase Applied common stock, either by Applied assuming that stock option or replacing it with a reasonably equivalent option to purchase Applied common stock based on a conversion ratio set forth in the Merger Agreement. The estimated fair value of these converted options is $27 million and was included in the total preliminary estimated merger consideration.

At the effective date of the Merger, each unvested stock option, other than certain options identified by Applied, will be converted into an option to purchase Applied common stock, to be effected by Applied either assuming that stock option or replacing it with a reasonably equivalent option to purchase Applied common stock based on a conversion ratio set forth in the Merger Agreement. Based on the number of Varian unvested stock options outstanding at April 29, 2011, without taking into account the Varian stock options that will be cancelled in connection with the Merger, Applied would convert options to purchase approximately 1.3 million shares of Varian common stock into options to purchase approximately 5.4 million shares of Applied common stock with an approximate value of $45 million. A portion of this amount, representing the options that are earned but not vested, will be attributable to Merger consideration. Based on unvested stock options outstanding at April 29, 2011, we estimate that this amount will be approximately $25 million. This portion of the earned options is included in the total merger consideration. The amount not included in the purchase price will be recorded as compensation expense in the post-Merger combined Statement of Operations in the periods that the compensation is earned. The actual number of Applied stock options into which Varian common stock options will be converted will be determined based on the actual number of Varian common stock options outstanding and the price of Applied common stock at the completion of the Merger.

Each outstanding, unvested share of Varian restricted common stock that is subject to a risk of forfeiture, a repurchase option or other condition pursuant to an applicable restricted stock purchase agreement or other agreement with Varian will be exchanged for a future cash payment based on the same per-share Merger consideration as other shares of Varian common stock. Based on the total number of shares of Varian unvested restricted common stock outstanding at April 29, 2011, Applied will pay approximately $82 million in cash for the unvested outstanding shares of Varian restricted common stock. A portion of this amount, representing the shares that are earned but not vested, will be attributable to merger consideration. Based on unvested restricted common stock outstanding at April 29, 2011, we estimate that this amount will be approximately $31 million. The amount not included in the purchase price will be recorded as compensation expense in the post-Merger combined Statement of Operations in the periods that the compensation is earned. The actual cash payment will be determined based on the actual number of unvested shares of Varian restricted common stock outstanding upon the completion of the Merger.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary as the proposed Merger has not yet been completed. The actual purchase price will be based on the number of outstanding shares of Varian common stock, options to purchase common stock, and shares of restricted common stock upon the completion of the Merger.

Under the purchase method of accounting, the total purchase price will be allocated to Varian’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the Merger. For purposes of this presentation the estimated Merger consideration has been allocated based on preliminary estimates of fair values that are described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the estimated preliminary Merger consideration, estimated useful lives and first year amortization and incremental depreciation associated with certain acquired assets are as follows (in millions):

	Amount	First year amortization and incremental depreciation	Estimated remaining useful life

Fair value of assets acquired and liabilities assumed	$863	$4	4-22 years
Identifiable intangible assets:
Developed technology	878	125	7 years
Customer contracts and relationships	221	15	15 years
In-process research and development	196	—	N/A
Trademarks and trade names	122	6	20 years
Order backlog	18	18	3-6 months
Covenant not-to-compete	15	10	1.5 years

Total identifiable intangible assets	1,450	174	8.3 years

Goodwill	2,501	—

Total preliminary merger consideration	$4,814	$178

A preliminary estimate of $863 million has been allocated to net tangible assets acquired and approximately $1,450 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets and additional depreciation resulting from the increase in PP&E to fair value are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets.    Developed technology relates to Varian’s products across all of their product lines that have reached technological feasibility. Developed technology represents a combination of Varian’s processes, patents and trade secrets developed through years of experience in design and development of their products. Applied expects to amortize the fair value of the acquired product rights based on the anticipated time frame in which the economic benefits of the intangible asset will be recognized, which is assumed to be a straight-line amortization.

The estimated fair value of customer contracts and relationships are expected to be amortized on a straight-line basis over the period in which the economic benefits of the intangible assets will be recognized.

In-process research and development includes research and development for products that have not yet reached technological feasibility. Amortization of these amounts will begin at the time that the respective products reach technological feasibility. If a research and development project ends, the associated in-process research and development asset will be written down to zero in the period in which the project ends.

As of the effective date of the Merger, identifiable intangible assets are required to be measured at fair value. These acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets.

Under the Hart-Scott-Rodino Act (“HSR Act”) and other relevant laws and regulations, there are significant limitations regarding what Applied can learn about the specifics of the Varian intangible assets prior to the completion of the Merger. Obtaining the necessary information to complete the valuation of such intangible assets could take several months. As a result, the final determination of the values of such intangible assets will differ from these preliminary valuations and the differences could be material. Applied will update the preliminary valuation of the acquired intangible assets as at the effective date of the Merger.

Goodwill.    Approximately $2.5 billion has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Pro forma adjustments

Pro forma adjustments are necessary to reflect (i) the estimated purchase price; (ii) amounts related to Varian’s net tangible and intangible assets at an amount equal to the preliminary estimates of their fair values; (iii) the amortization expense related to the estimated amortizable intangible assets; (iv) changes in depreciation and amortization expense resulting from the preliminary estimated fair value adjustments to net tangible and intangible assets; and (v) the income tax effect related to the pro forma adjustments.

There were no intercompany balances and transactions between Applied and Varian as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Applied and Varian filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include liabilities that may result from integration activities which are not presently estimable. Liabilities ultimately may be recorded for severance costs for employees, costs of vacating certain facilities, or other costs associated with exiting activities that would affect the pro forma financial statements. Management of Applied and Varian are in the process of making these assessments and estimates of these costs are not currently known.

Applied has not identified any pre-Merger contingencies in which the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To record approximately $4.7 billion in cash tendered for the purchase consideration based upon a cash for stock ratio of $63.00 for each outstanding share of Varian common stock and restricted stock unit and certain vested stock options.

(b)	To record $2.7 billion of new debt obtained to finance the Merger. This debt is expected to consist of $1.5 billion of long-term debt and $1.2 billion of short-term debt.

(c)	To record $93 million of estimated professional advisor fees incurred in association with the issuance of the new debt and certain transaction costs associated with the Merger.

(d)	To adjust acquired inventory to a preliminary estimate of fair value. Applied’s cost of sales will reflect the increased valuation of Varian’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first six months after the effective date of the Merger. There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of operations.

(e)	To record the net deferred tax liability associated with the estimated fair value adjustment of assets to be acquired and liabilities to be assumed, offset by the deferred tax asset associated with assumed, fully vested stock options and restricted stock units, recorded at an estimated weighted average statutory tax rate in the jurisdictions where the fair value adjustments can reasonably be expected to occur, primarily in the United States.

(f)	To adjust property, plant, and equipment to a preliminary estimate of fair value.

(g)	To record goodwill as a result of the Merger. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually for impairment or when a change in facts and circumstances prompts an assessment.

(h)

To record the estimated fair value of Varian’s identifiable intangible assets acquired as a result of the Merger. These assets consist primarily of developed technology, in-process research and development, customer contracts and relationships, trademarks and trade names, order backlog, and covenants not to compete. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding what Applied can learn about the specifics of the Varian intangible assets prior to the completion of the Merger. Obtaining the necessary information to complete the valuation of such intangible assets could take several months. As a result, the final determination of the values of such intangible assets will differ from these preliminary valuations and the differences could be material. Upon completion of the Merger, Applied will update the preliminary valuation of the acquired intangible assets.

(i)	To adjust the carrying value of deferred revenue to the preliminary estimated fair value. The deferred revenue impacted was expected to convert to revenue within a two-year period, with a significant portion recognized within the first year following the effective date of the Merger. There is no continuing impact of the acquired deferred revenue adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of operations.

(j)	To eliminate Varian common stock and additional paid-in capital and to record the estimated fair value of $27 million of vested options to purchase shares of Varian stock exchanged for vested options to purchase shares of Applied stock under the Merger Agreement and $56 million representing the earned portion of unvested stock awards.

(k)	To eliminate Varian retained earnings of $930 million, and to reflect Applied’s estimated transaction costs of approximately $93 million.

(l)	To eliminate Varian treasury stock.

(m)	To eliminate Varian accumulated other comprehensive income.

(n)	To depreciate the incremental increase in property, plant, and equipment identified under note (f) above. This amount is approximately $4 million and $2 million for the twelve and six month periods ended October 31, 2010 and May 1, 2011, respectively.

(o)	To amortize Varian intangible assets based upon the anticipated time frame in which the estimated economic benefits of the intangible assets will be recognized. The preliminary estimated amortization for the first year and subsequent six month interim period is $174 million and $78 million, respectively.

(p)	To adjust for the assumed reduction in interest income due to reduced cash balances as a result of the cash consideration issued in the Merger. The reduction is based on $2 billion of cash required at funding and an assumed weighted average interest rate of 1%.

(q)	To record interest expense, including amortization of direct costs for new debt. This amount was calculated based on weighted average rates of 3.58% and 4.84% for the twelve-month and six-month periods, respectively, and $1.5 billion in long-term debt and short-term debt initially aggregating $1.2 billion.

(r)	To record the benefit for income taxes as a result of the Merger, calculated based on the preliminary pro forma adjustments to the pro forma consolidated statements of operations included above. The provisional benefit for the increase in interest expense and incremental increase in depreciation expense is calculated based on an estimated tax rate of 30% and 25% for the twelve month period ended October 31, 2010 and the six month period ended May 1, 2011, respectively. The estimated provisional benefit related to the amortization of intangible assets recorded as a result of the Merger is recorded at an estimated weighted average statutory tax rate.